Exhibit 19.1

NOVANTA INC.
POLICY REGARDING TRADES IN SECURITIES BY DIRECTORS, OFFICERS, COMPANY PERSONNEL AND OTHER INSIDIERS

This policy (the “Policy”) of Novanta Inc. (together with its subsidiaries, “Novanta” or the “Company”) was amended and restated by the Company’s Board of Directors on October 30, 2024.

1. Purpose

Strict laws and regulations in the United States and other countries prohibit the trading of securities based on material non-public information (also known as “insider trading”). In the United States, these laws are enforced by the Securities and Exchange Commission (the “SEC”) and by criminal prosecutors at both the federal and state levels.

Novanta works hard to deserve its reputation for integrity and ethical conduct. We require our personnel to comply at all times with laws and regulations governing insider trading. We are adopting this Policy to help our personnel comply with these laws and regulations.

2. Coverage

This Policy applies to all directors, officers, employees (including full-time employees and part-time employees), temporary workers and consultants of the Company, and to all persons living in their households as well as any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (collectively, “Insiders”). Persons subject to this Policy are responsible for ensuring that members of their households comply with this Policy.

3. Policy

General Prohibition.

There will be no trading by Insiders permitted at any time based upon material non-public information in any Company securities or any securities of Restricted Companies.

Additionally, the Administrator (as defined in Schedule A to this Policy), or in the Administrator’s absence, the Back-up Administrator (as defined in Schedule A), may, at any time, in such person’s discretion, prohibit or restrict any or all Insiders from trading in any Company securities, whether or not such Insiders are actually in possession of material non-public information.

Definitions

Terms used in this Policy are defined as set forth immediately below.

Trading

The definition of trading, for purposes of this Policy, shall include any purchase, sale, or hedging transaction, of any public or private security of the Company or of any of the Restricted Companies, including on any derivatives market or exchange, enabling the purchase, sale or hedging of such securities. Trading does not include the exercise of compensatory stock options, but does include any sale of shares acquired upon such exercise.

Security

The definition of a security, for purposes of this Policy, shall include, but not be limited to, publicly and privately issued common shares, preferred stock, American depository receipts, warrants, debt, leases, letter of credit, commercial paper or other money market instrument, convertible securities, puts and/or calls, and any other relevant derivative instrument in existence currently or in the future.

Material non-public information

The definition of material non-public information, for purposes of this Policy, shall be any information, favorable, non-favorable or otherwise, that a reasonable investor would consider important in making a decision to evaluate, purchase, hold or sell Company securities or the securities of Restricted Companies and which has not been publicly disclosed by the Company or Restricted Companies. Some examples of material information include, but are not limited to:

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projections of future earnings or losses;
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news of a pending or proposed merger, acquisition, joint venture or tender offer;
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news of a significant sale of assets or the disposition of a subsidiary;
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changes in dividend policies or the declaration of a stock split;
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changes in, or initiation of, material litigation matters;
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changes in management;
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milestone achievements or non-achievements;
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significant new products or discoveries or delays in new product introduction or development;
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significant developments with respect to licenses, contracts or intellectual property matters;
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significant regulatory actions concerning products or potential products;
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impending bankruptcy or financial liquidity problems;
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the gain or loss of a substantial customer, supplier, collaborator or partner;
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discoveries, or grants or allowances or disallowances of patents;
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plans to raise additional capital through stock sales or otherwise;
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cybersecurity or data security incidents; ̶ results of product trials;
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any other information which could reasonably be expected to affect the price of any Company securities or the securities of any of the Restricted Companies.

Restricted Companies

Restricted Companies include all significant collaborators, customers, partners, suppliers, competitors and other companies about which Insiders have learned material non-public information during the course of performing their duties for the Company. In addition, Restricted Companies include any other company in the Company’s industry or the industry of a company that is the subject of a potential strategic transaction with the Company. Insiders who learn material non-public information about any Restricted Company shall keep all such information confidential until it is disclosed publicly.

Tipping information to others

Insiders shall not disclose any material non-public information about the Company or any of the Restricted Companies to other persons. Liability in such cases can extend both to the “tippee” – the person to whom the insider disclosed inside information – and to the “tipper” – the Insider. These penalties apply whether or not you derive any benefit from someone else’s actions.

Emergency transactions

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Twenty-twenty hindsight

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Post-termination transactions

If an Insider is in possession of material, non-public information when his or her service terminates, that Insider may not trade in the Company’s securities or the securities of Restricted Companies, as applicable, until that information has become public or is no longer material.

4. Additional Prohibited Transactions

Insiders shall also not engage in any of the following activities with respect to securities of the Company:

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Purchases of Company shares on margin. This means borrowing from a brokerage firm, bank or other entity in order to purchase Company shares (other than in connection with a so-called “cashless” exercise of options under the Company’s incentive award plans).
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Margin accounts and pledging. Restricted Persons are prohibited from entering into any new margin account, pledge or similar transaction that involves their Company shares.
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Short sales of Company shares. This involves selling Company shares you do not currently own in the expectation that the price of the shares will fall, or as part of a hedge or arbitrage transaction.
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Hedging transactions. This includes transactions involving financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. Such transactions, whether such underlying securities were granted as compensation or otherwise held, are prohibited by this Policy.

5. The Consequences

The consequences of insider trading violations can be significant and can include civil and criminal penalties for both individuals an the Company as well as jail terms for individuals. Moreover, if an Insider violates this Policy, Company-imposed sanctions, including removal or dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish your reputation, irreparably damage your career, and significantly hurt the reputation and future business prospects of the Company. Finally, remember that there are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits for other companies and their insiders.

6. Window Periods and Pre-Clearance of All Trades by Restricted Persons

A. Window Periods

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, we are implementing the following policy with respect to the timing of trading in the Company’s securities:

Directors, executive officers and certain other designated individuals (collectively, “Restricted Persons”) are subject to mandatory controls on the timing of purchases and sales of the Company’s shares. Such transactions (other than the exceptions discussed under subsection B “Treatment of Employee Benefit Plan Transactions” below) may normally occur only during four quarterly “window” periods, which follow the publication of the Company’s financial results. The Administrator and the Back-up Administrator maintain a list of all Restricted Persons.

Each “window” period is a period that begins after two full Trading Days following the public release of the Company’s quarterly or annual financial results and terminates on the fifteenth day of the last month in each calendar quarter. For example, if the Company releases its quarterly or annual financial results before market open on a Monday, the window period would begin on Wednesday. If the Company releases its quarterly or annual financial results during market hours or after market close on a Monday, the window period would begin on Thursday. The definition of “Trading Day,” for purposes of this Policy, is any day that The Nasdaq Stock Market is open. Restricted Persons will be advised by the Administrator, or in the Administrator’s absence, by the Back-up Administrator, of the exact beginning and ending dates of each “window” period.

You should note that the window periods are merely times when trading will be permitted absent other factors. The Administrator, or in the Administrator’s absence, the Back-up Administrator, may shorten the window period (or eliminate one or more window periods in their entirety) in such person’s discretion.

Even if the window is open for trading, you may not trade Company securities if you are in possession of material non-public information.

B. Treatment of Employee Benefit Plan Transactions

Stock Options

This Policy’s trading restrictions generally do not apply to the cash exercise of an employee stock option, to the surrender of shares to the Company to pay the exercise price of a stock option, or to the withholding of shares by the Company to satisfy tax withholding requirements upon the exercise of an option. The trading restrictions do apply, however, to any sale of the underlying shares upon the exercise of a stock option, and to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying shares to cover the costs of the exercise.

Restricted Shares

This Policy’s trading restrictions do not apply to the vesting of restricted shares, or to the withholding of shares by the Company from the shares issued under any restricted share award to satisfy tax withholding requirements upon the issuance, vesting or payment pursuant to the restricted share award. This Policy’s trading restrictions do apply, however, to any sales of such restricted shares.

Restricted Stock Units

This Policy’s trading restrictions do not apply to the settlement of restricted stock units (“RSUs”) for the Company’s shares, or to the withholding of shares by the Company from the shares issued under any RSU award to satisfy tax withholding requirements upon the issuance, vesting or payment pursuant to the RSU award. This Policy’s trading restrictions do apply, however, to any subsequent sales of the shares acquired upon the settlement of RSUs.

Stock Appreciation Rights

This Policy’s trading restrictions generally do not apply to the exercise of a stock appreciation right (“SAR”), or to the withholding of shares by the Company to satisfy tax withholding requirements upon the exercise of a SAR. The trading restrictions do apply, however, to any sale of the shares delivered in settlement of the SAR.

C. Stop Loss Orders

Restricted Persons are prohibited from placing any “stop loss” orders or any other “limit order” involving the Company’s securities, except pursuant to a Trading Plan (as defined and described in Section 7 below). Otherwise, it would be possible for a trade to occur during a time in which material non-public information was known to Restricted Persons.

D. Family Members and Estate Planning

Under the assumption that minors living in their household are under custodial control, Restricted Persons are permitted to gift Company shares to minors living in their household outside of window periods. Restricted Persons also are permitted to gift Company shares to family trusts and other estate planning vehicles outside of window periods, if the Restricted Person retains dispositive power over the gifted shares. However, any Company shares gifted to such minors, trusts or other vehicles are subject to the restrictions of this Policy and may not be traded outside of window periods.

Except in the foregoing cases, the Company prohibits Restricted Persons from gifting Company shares to family members or estate planning vehicles outside of window periods due to the concern that the Company shares could willfully or inadvertently be traded by the beneficiary outside of a window period in violation of this Policy. Restricted Persons are expected to be responsible for the compliance with this Policy by all persons living in their households. Exceptions may be made in cases where the family member or estate planning vehicle covenants not to dispose of the shares until the next window period.

E. Gifts of Shares to Exempt Organizations

To avoid improper transactions or the appearance of any improper transactions, the Company prohibits gifts of Company shares to charitable, educational and religious institutions or other exempt organizations as defined in Internal Revenue Code §501(c) by Restricted Persons outside of window periods, as these institutions would likely trade the Company’s shares promptly. Exceptions may be made in cases where the charitable recipient is unaffiliated with the donor and covenants not to dispose of the shares until the next window period.

F. Pre-Clearance for Restricted Persons

Trades in Company securities by Restricted Persons are subject to scrutiny.

As a result, to avoid even the appearance of improper conduct on the part of Restricted Persons, all transactions in Company shares, including all acquisitions, dispositions, gifts and transfers (other than the exercise of options or SARs unaccompanied by a sale or the settlement of RSUs unaccompanied by a sale), by Restricted Persons must be pre-cleared in writing by the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee).

A request for pre-clearance should be made at least two business days in advance of the proposed transaction and should include the identity of the Restricted Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, or options or other securities to be involved. As part of the pre-clearance process, Restricted Persons must also confirm that they are not in possession of material non-public information. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period following receipt of the pre-clearance must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Restricted Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

All Insiders are responsible for adherence to this Policy, including, but not limited to: not trading on insider information; not trading in securities on a short-term basis; not purchasing Company shares on margin; not “shorting” Company shares; and not hedging Company securities.

G. Notice of Status

All Insiders designated as Restricted Persons will receive notice from the Administrator, or in the Administrator’s absence the Back-up Administrator, informing them that they are subject to the window policy and to the pre-clearance policy. While the foregoing window policy is not mandatory for Insiders who are not Restricted Persons, all Insiders may want to consider voluntarily timing their trading activities to correspond to the same window periods.

7. Rule 10b5-1 Trading Plans

Rule 10b5-1 presents an opportunity for Insiders to establish arrangements to sell (or purchase) Company shares without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect Insiders from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares entered into and conducted in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and all applicable state laws, and transactions under a Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities.

Trading Plans do not exempt individuals subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 reporting persons”) from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Insiders may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s shares, including the exercise of options. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information. Additionally, Restricted Persons are required to obtain pre-clearance from the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee), prior to implementing, modifying or terminating a Trading Plan.

The Trading Plan must include a minimum “cooling-off period” between the establishment of a Trading Plan and commencement of any transactions under such plan for:

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Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
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Insiders who are not Section 16 reporting persons and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee).

Purchases or sales of the Company’s securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K are also excluded from the prohibitions described in Section 3 above so long as the “non-Rule 10b5-1 trading arrangement” (i) was entered into during an open window period and while the Insider was unaware of any material, non-public information, (ii) has been pre-cleared by the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee) and (iii) has not been modified after such initial pre-clearance without such amendment or modification being pre-cleared in advance by the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee).

Termination / Modifications to Trading Plans

Trading Plans may be modified only during open window periods and when the individual is not aware of any material non-public information. Additionally, Restricted Persons are required to obtain pre-clearance from the Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee), prior to modifying a Trading Plan. If you make changes to the amount, price, or timing of the purchase or sale of securities underlying a Trading Plan, it is considered a termination of the Trading Plan and the adoption of a new Trading Plan, triggering a new cooling-off period (as described above).

You should note that the termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to terminate a Trading Plan. Under certain circumstances, a Trading Plan must be terminated. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Administrator and Back-up Administrator of the Company are authorized to notify the broker in such circumstances, thereby insulating the Insider in the event of revocation.

Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker are allowed. Communication of any kind with the broker while the Trading Plan is still “active” is strongly discouraged, whether the communication relates to the Company or not.

The Administrator (or the Administrator’s designee), or in the Administrator’s absence the Back-up Administrator (or his or her designee), must pre-approve any Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s shares or option or SAR exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan or other arrangement will not be subject to further pre-clearance for transactions in the Company’s shares once the Trading Plan or other arrangement has been pre-approved.

Duration

The Company does not permit Trading Plans of less than six months’ duration. The Company strongly encourages any Insider adopting a Trading Plan to provide for a minimum twelve months’ duration for such plan.

Reporting

If so required by applicable securities law, a Form 144 must be completed and filed by the individual/ brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1, was adopted on ____ and expires on ____.”

If so required by applicable securities law, a Form 4 must be completed and filed before the end of the second business day following the date that a transaction was executed. A similar footnote should be placed at the bottom of the Form 4 as outlined above. The Form 4 must indicate that the transaction was made pursuant to a Trading Plan.

Options

Cash exercise of options currently can be executed at any time. Same day sales of the acquired shares are subject to trading windows. However, the Company will permit same day sales under Trading Plans during closed window periods.

Trades Outside of a Plan

During an open window, trades that are not pursuant to Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed. You are strongly encouraged to discuss the limitations of your Trading Plan with your broker before executing any trades that are not pursuant to Trading Plan instructions.

Public Announcements

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

Prohibited Transactions

The transactions prohibited pursuant to Section 4 of this Policy may not be carried out through a Trading Plan, non-Rule 10b5-1 trading arrangement, or other arrangement or trading instruction.

8. Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Administrator, or in the Administrator’s absence the Back-up Administrator. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

9. Acknowledgements

All Restricted Persons are required to acknowledge their understanding of, and an agreement to comply with, this Policy.

SCHEDULE A

The following persons have been designated to serve as the Administrator and the Back-up Administrator under this Novanta Inc. Policy Regarding Trades in Securities by Directors, Officers, Company Personnel and Other Insiders.

Administrator

Michele D. Welsh, General Counsel & Corporate Secretary

Back-up Administrators

Robert J. Buckley, Chief Financial Officer

John Burke, Chief Accounting Officer